November 27, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Velo3D, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Velo3D, Inc. dated November 22, 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

PricewaterhouseCoopers LLP

San Jose, California